Exhibit 10.2

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into as of the Execution Date (as defined in the Securities Exchange Agreement referenced below), by and between N2OFF, Inc., a company incorporated under the laws of the State of Nevada (“N2OFF”), and Voice Assist, Inc., a public company incorporated under the laws of the State of Nevada (“Voice Assist,” and together with N2OFF, the “Parties,” and each, a “Party”). In connection herewith, N2OFF agrees to provide certain non-exclusive, general services to Voice Assist from time to time (the “Services”), and Voice Assist agrees to pay the fees set forth herein as consideration for the Services. This Agreement is entered into concurrently with, and as a separate, standalone agreement in connection with, that certain Securities Exchange Agreement, dated as of the Execution Date, by and among N2OFF, Save Foods Ltd., and Voice Assist (the “Securities Exchange Agreement”).

RECITALS

WHEREAS, the Parties are entering into this Agreement concurrently with, and contingent upon, the Securities Exchange Agreement, in order to describe certain services and consideration paid therefor, including certain deferred cash payments, royalty-based fees, litigation proceeds sharing, and related terms, all as further described herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Certain Definitions; Interpretation

1.1 Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in this Agreement.

“Services” means general advisory, support, collaboration and related services as may be requested by Voice Assist from time to time, without commitment to any particular scope, deliverable, volume or minimum hours.

“Execution Date” has the meaning given to such term in the Securities Exchange Agreement.

1.2 Additional Defined Terms. As used in this Agreement:

●	“Financing Round” has the meaning set forth in Section 2.1.
●	“New Future Projects” has the meaning set forth in Section 3.3.
●	“Gross Profit” has the meaning set forth in Section 3.4.
●	“Royalty Consideration” has the meaning set forth in Section 3.1.
●	“Ecolab Claim” has the meaning set forth in Section 4.2.
●	“Ecolab Gross Proceeds” has the meaning set forth in Section 4.3.
●	“Services” has the meaning set forth in Section 1.1.

1.3 Rules of Construction. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement. The words “including,” “include,” and “includes” are deemed to be followed by the words “without limitation.”

1.4 Services; Term. N2OFF shall provide the Services, which shall consist of general strategic advisory, collaboration, relationship-building and support services reasonably requested by Voice Assist from time to time, which may be provided in N2OFF’s discretion and need not be tied to any specific scope, milestones or deliverables. The Services shall continue throughout calendar year 2026, and N2OFF may, in its sole discretion, extend the Services from time to time until N2OFF has received the full amount of the consideration payable to N2OFF under this Agreement.

2. Service Fees—Deferred Cash Consideration

2.1 Deferred Cash Consideration. As consideration for the Services, Voice Assist shall pay to N2OFF an aggregate amount of one million U.S. dollars (US$1,000,000) in cash, such amount to be funded exclusively out of Voice Assist’s future equity and/or debt fundraising transactions consummated during the period commencing on the Execution Date and ending on the fifth (5th) anniversary thereof (each, a “Financing Round”), in installments whereby each installment amount shall be determined by Voice Assist in its discretion, provided however that such amount shall equal not less than five percent (5%) and not more than fifteen percent (15%) of the Gross Proceeds actually received by Voice Assist in the relevant Financing Round; provided that (i) Voice Assist shall pay each such installment to N2OFF within twenty (20) days following Voice Assist’s actual receipt of proceeds for such Financing Round, (ii) the cumulative amount of all such installments shall not exceed US$1,000,000, and (iii) amounts payable in respect of any Financing Round shall be calculated net of any underwriter/placement fees and offering expenses solely for purposes of determining the 5%–15% range, it being clarified that the aggregate cap of US$1,000,000 is absolute.

3. Service Fees—Royalty Consideration; Reporting; Dispute Mechanics; Cooperation

3.1 Royalty Consideration. As consideration for the Services, and as an ongoing contingent consideration, Voice Assist shall pay to N2OFF royalties based on Gross Profits from New Future Projects (as defined below), on the following basis: (i) seventy-five percent (75%) of Gross Profit (as defined below) generated during each of the first three (3) years following the Execution Date; (ii) fifteen percent (15%) of Gross Profit generated during the fourth (4th) through the tenth (10th) years following the Execution Date; and (iii) five percent (5%) of Gross Profit generated thereafter, for the life of this Agreement (collectively, the “Royalty Consideration”). For the avoidance of doubt, the Royalty Consideration shall include projects in Ethiopia if such projects close during the term of this Agreement.

3.2 Successors; Assumption Requirement. The obligations set forth in this Section 3 shall be binding upon Voice Assist and its successors and permitted assigns, and any successor to, or acquirer of, all or substantially all of the equity interests, business, assets or New Future Projects of Voice Assist or any Affiliate (whether by merger, consolidation, share purchase, asset sale or otherwise) shall, as a condition to the consummation of such transaction, expressly assume in writing Voice Assist’s obligations under this Section 3. Voice Assist shall not consummate any such transaction unless the foregoing assumption has been obtained.

3.3 “New Future Projects” Definition. “New Future Projects” means any new commercial projects, ventures, contracts or lines of business developed, pursued or commercialized by Voice Assist or its Affiliates after the Execution Date, including projects in Ethiopia that are consummated during the term of this Agreement.

3.4 “Gross Profit” Definition. “Gross Profit” means, with respect to any New Future Project, an amount equal to: (A) the total consideration, revenues and other amounts actually received, directly or indirectly, by Voice Assist or its Affiliates from such project during the applicable period (including the fair market value, determined in good faith, of any non-cash consideration) (“Proceeds”); minus (B) the documented direct cost of materials attributable to such project; minus (C) the documented costs of shipment attributable to such project (including shipping, freight, transit insurance, customs, duties and logistics); minus (D) an amount equal to ten percent (10%) of Proceeds as a fixed general spending charge. For the avoidance of doubt, no other amounts (including indirect or allocated selling, marketing or promotional expenses, general and administrative or corporate overhead, research and development, depreciation or amortization, interest or other financing costs, income or other taxes of Voice Assist or its Affiliates, or third-party royalties or revenue shares except to the extent included in clauses (B) or (C)) shall be deducted in calculating Gross Profit. Any disputes regarding Gross Profit shall be resolved pursuant to Section 3.7.

3.5 Royalty Reporting and Payment Mechanics.

(a) Statements and Payments. Within forty-five (45) days after the end of each calendar quarter, Voice Assist shall deliver to N2OFF a written statement reasonably detailing the calculation of Gross Profit for each New Future Project generating revenue during such quarter and showing the Royalty Consideration payable, if any, with payment due concurrently with delivery of such statement.

(b) Books and Audit. Voice Assist shall keep complete and accurate books and records in reasonable detail sufficient to calculate Gross Profit. N2OFF shall have the right, once per twelve (12)-month period and upon at least ten (10) business days’ prior written notice, to cause an independent nationally recognized accounting firm reasonably acceptable to Voice Assist to audit such books and records during normal business hours for the sole purpose of verifying Royalty Consideration. If any audit reveals an underpayment of more than five percent (5%) of the Gross Profit for the period audited, Voice Assist shall promptly pay such shortfall plus reasonable audit costs of N2OFF; otherwise, N2OFF shall bear the audit costs.

3.6 Cooperation on Royalty Projects. Voice Assist shall operate New Future Projects in good faith and shall not take any action with the primary purpose of reducing Gross Profit with respect to such projects. Voice Assist shall be entitled to conduct its business in its sole discretion and no fiduciary duties or partnership are created hereby.

3.7 Dispute Resolution for Financial Calculations. If the Parties disagree in good faith regarding the calculation of the Deferred Cash Consideration installments or the Royalty Consideration, and cannot resolve such dispute within ten (10) business days after written notice of dispute, either Party may refer the matter for binding determination by an independent “Big Four” or other nationally recognized accounting firm mutually agreed by the Parties, which shall act as an expert and not as an arbitrator. The expert’s determination shall be final and binding absent manifest error. Costs of the expert shall be borne equally unless the expert determines one Party’s position is not substantially justified, in which case such Party shall bear all such costs.

4. Service Fees—Litigation Proceeds Consideration; Ecolab Claim

4.1 Litigation Proceeds Consideration. In addition, as consideration for the Services, Voice Assist shall pay to N2OFF an amount equal to seventy-five percent (75%) of the Ecolab Gross Proceeds (as defined below) actually received by Voice Assist, Save Foods or any of their respective Affiliates in respect of the Ecolab Claim, promptly and in any event within ten (10) business days after actual receipt of any such Ecolab Gross Proceeds.

4.2 “Ecolab Claim” Definition. “Ecolab Claim” means that certain claim, action or proceeding by or on behalf of Save Foods (or any successor, assignee or Affiliate thereof) against Ecolab and/or any of its Affiliates, concerning the legal proceedings by and between Save Foods and Ecolab as of the date hereof, together with any related, derivative, ancillary or successor claims, actions, proceedings, counterclaims, offsets or rights of recovery arising out of the same facts or transactions.

4.3 “Ecolab Gross Proceeds” Definition. “Ecolab Gross Proceeds” means any and all consideration, amounts or value of any kind actually received, directly or indirectly, by Voice Assist, Save Foods or any of their respective Affiliates in respect of the Ecolab Claim, whether by way of settlement, judgment, award, compromise, insurance recovery or otherwise, including any interest awarded or accrued thereon, and the fair market value (as reasonably determined by Voice Assist in good faith) of any non-cash consideration; provided that Ecolab Gross Proceeds shall be calculated before deduction of any costs, fees, expenses or Taxes.

4.4 Conduct of Ecolab Claim.

(a) Control; Updates. From and after the Closing, Voice Assist shall have the right to control the prosecution, defense, settlement and collection of the Ecolab Claim; provided that (i) Voice Assist shall keep N2OFF reasonably informed, no less frequently than quarterly and upon material developments.

(b) Settlement Parameters. Voice Assist shall not settle or compromise the Ecolab Claim in a manner that is structured primarily to reduce or defer amounts payable to N2OFF under this Section 4 or that provides for non-cash consideration without allocating a reasonable fair market value thereto; and any settlement that includes non-monetary obligations materially adverse to N2OFF shall require N2OFF’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c) Standard of Conduct; No Required Action. Voice Assist shall act in good faith in pursuing the Ecolab Claim but shall not be obligated to take any action that Voice Assist reasonably determines would be materially adverse to its or Save Foods’ business. N2OFF shall reasonably cooperate, at Voice Assist’s expense, in connection with the Ecolab Claim, including by providing information and making available knowledgeable personnel for consultation or testimony, as reasonably requested.

5. Payment Mechanics

5.1 Method of Payment. All payments by Voice Assist to N2OFF under this Agreement shall be made in U.S. dollars by wire transfer of immediately available funds to an account designated in writing by N2OFF.

5.2 Withholding. Each Party shall be responsible for its own taxes arising from the transactions contemplated herein, except that Voice Assist may deduct and withhold from any payments otherwise required to be made any amounts required to be deducted and withheld under applicable law, provided that Voice Assist shall reasonably cooperate with N2OFF to reduce or eliminate any such withholding, including by accepting valid tax forms. Any amounts so withheld shall be treated as having been paid to N2OFF.

6. Miscellaneous

6.1 No Partnership; No Fiduciary Duties. Nothing in this Agreement shall be construed to create a partnership, joint venture or fiduciary relationship between the Parties. Each Party is an independent contractor with respect to the other.

6.2 Assignment; Successors and Assigns. Neither Party may assign this Agreement without the prior written consent of the other Party; provided that Voice Assist may not consummate any transaction involving a successor to, or acquirer of, all or substantially all of its equity interests, business, assets or New Future Projects unless such successor or acquirer has expressly assumed in writing Voice Assist’s obligations under Section 3 prior to or concurrently with the consummation of such transaction. Any purported assignment in violation of the foregoing shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

6.3 Further Assurances. From and after the date hereof, each Party shall execute and deliver such further instruments, and take such further actions, as may reasonably be necessary to carry out the intent and purposes of this Agreement.

6.4 Notices. All notices under this Agreement shall be in writing and shall be deemed duly given when delivered by hand, sent by internationally recognized courier service, or sent by email with confirmation of transmission, to the addresses set forth below (or to such other address as a Party may designate by notice). Notices to N2OFF and Voice Assist may be delivered to the contacts and addresses customarily used between the Parties and, to the extent applicable, those reflected in the Securities Exchange Agreement: For N2OFF: Attention: Lital Barda, Address: HaPardes 134 (Meshek Sander), Neve Yarak 4994500, Israel; Email: lital@n2off.com. For Voice Assist: Attention: Gabi Kabazo; Address: 2264E 11th Avenue, Vancouver, BC V5N1Z6, Canada; Email: gkabazo@gmail.com.

6.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, without regard to its conflict of laws provisions. The Parties irrevocably submit to the exclusive jurisdiction of the competent courts of Tel Aviv–Jaffa with respect to any dispute arising out of or in connection with this Agreement.

6.6 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements, whether written or oral, relating to such subject matter; provided that this Agreement is a standalone agreement and is intended to be read and enforced independently from, and not as an amendment to, the Securities Exchange Agreement.

6.7 Amendments; Waivers. No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom enforcement is sought. Any waiver shall be effective only in the specific instance and for the purpose for which given.

6.8 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect, and the Parties shall negotiate in good faith to modify the invalid provision to reflect the Parties’ original intent as closely as possible.

6.9 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by email (PDF) or by electronic signature shall be deemed effective.

Signatures

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

N2OFF, INC.

By:
Name:
Title:

VOICE ASSIST, INC.

By:
Name:
Title: